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                                                                  Exhibit 99 (a)


Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE  INVESTORS: STEPHEN J. SMITH   MEDIA: MELODYE DEMASTUS
                                  TREASURER                 MELROSE CONSULTING
                                  (614) 792-0468            (614) 771-0860

                 INSILCO HOLDING CO. COMPLETES MERGER AGREEMENT
                              WITH THERMAL TRANSFER

     COLUMBUS, OHIO, JULY 20, 1999 - INSILCO HOLDING CO. (OTC BULLETIN BOARD:
INSL) today announced that it completed the previously announced merger with Racine, Wisconsin-based Thermal Transfer Products, Ltd. Thermal Transfer is a leading manufacturer of industrial oil coolers and other heat exchanger products, and generated approximately $28 million of revenues in 1998. Financial terms of the transaction were not disclosed.

     David A. Kauer, Insilco President and CEO, said "We are pleased to have completed this merger as planned. We see numerous opportunities to broaden our product offerings in the industrial market and we also look forward to the benefits we will gain by accessing Thermal Transfer's strong distributor network."

     The statements made in this press release that are not historical facts are forward-looking statements, including statements with respect to the Company's ability to broaden its product offerings, benefits gained from Thermal Transfer's distributor network, and the Company's ability to diversify revenues in industrial heat exchanger markets and, as such, are subject to certain risks and uncertainties. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to the following: delays in new product introductions, difficulties in combining acquired operations with existing operations, lack of market acceptance for new products, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance, changes in interest rates, and adverse economic conditions which could affect the amount of cash available for debt servicing and capital investments. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K/A for the year ended December 31, 1998 and report on Form 10-Q for the quarter ended March 31, 1999. Copies of these filings may be obtained by contacting the Securities and Exchange Commission (SEC).
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     Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1998 of $535.6 million.

Investor Relations Contact: Stephen Smith, (614) 792-0468 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.